Exhibit 99.1

Presidio Property Trust, Inc. Announces Earnings for

the Year Ended December 31, 2021

San Diego, California, March 31, 2022 – Presidio Property Trust, Inc. (Nasdaq: SQFT, SQFTP) (the “Company”), an internally managed, diversified real estate investment trust (“REIT”), today reported earnings for the year ended December 31, 2021.

“We are pleased to report our 2021 earnings, continuing the strong rent collections that we saw throughout 2020 and the first parts of 2021,” said Jack Heilbron, the Company’s President and Chief Executive Officer. “We also took advantage of strong market conditions to sell three office properties and one retail property, as well as 44 model homes. We repositioned the commercial portfolio with our Houston day care and Baltimore medical office acquisitions, in addition to buying 18 new model homes during the year.”

“50 office, retail, and industrial leases were signed in 2021, with 18 new tenants and 32 existing tenant renewals,” noted Gary Katz, the Company’s Chief Investment Officer. “We expect to see solid leasing demand continue in the markets where our properties are located in the coming year.”

Year Ended December 31, 2021 Financial Results

Net loss attributable to the Company’s common stockholders for 2021 was approximately $4.8 million, or $0.46 basic and diluted share, compared to a net loss of approximately $7.7 million, or $0.85 per basic and diluted share for 2020. The improvement in 2021 in net income attributable to the Company’s common stockholders was primarily the result of:

●	A decline in 2021 interest expense of approximately $4 million, or 45%, compared to 2020, due to property sales and the elimination of mezzanine debt

●	A decline in 2021 rental operating costs of approximately $2.6 million or 30%, compared to 2020 due to property sales

●	A decline in 2021 general and administrative expenses of approximately $566,000, or 11, compared to 2020

Core FFO (non-GAAP) for the year ended December 31, 2021 increased by approximately $1 million to $2.5 million compared approximately $1.5 million for the year ended December 31, 2020. A reconciliation of Core FFO to net income, the most directly comparable GAAP financial measure, is attached to this press release. However, because Core FFO excludes depreciation and amortization as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of Core FFO as a measure of the Company’s performance is limited.

Acquisitions and Dispositions during 2021

●	Waterman Plaza, which was sold on January 28, 2021 for approximately $3.5 million and the Company recognized a loss of approximately $0.2 million.

●	Garden Gateway, which was sold on February 19, 2021 for approximately $11.2 million and the Company recognized a loss of approximately $1.4 million.

●	Highland Court, which was sold on May 20, 2021 for approximately $10.23 million and the Company recognized a loss of approximately $1.6 million.

●	Executive Office Park, which was sold on May 21, 2021, 2021 for approximately $8.1 million and the Company recognized a gain of approximately $2.5 million.

During 2021, the Company acquired 28 model homes for approximately $8.4 million. The purchase price was paid through cash payments of approximately $2.7 million and mortgage notes of approximately $5.7 million.

During 2021, the Company disposed of 46 model homes for approximately $18.1 million and recognized a gain of approximately $1.6 million.

Earnings Conference Call

The Company will hold a conference call at 1:30 pm Pacific Time on March 31, 2022, to discuss the Company’s financial results. A supplemental financial package to accompany the discussion of the results will be posted on the Company’s website www.presidiopt.com.

Webcast

To listen to the conference call over the Internet, and to be able to submit questions to the Company, click on the link under “Presentations” in the “Investor” section of the Company’s website at www.presidiopt.com

Telephone Conference Call

Toll-Free: 888-506-0062

International: 973-528-0011

Entry code: 849173

To listen to the call by phone, participants can reference the Presidio Property Q3 2021 Earnings Call. Please dial in at least 10 minutes before the scheduled start time.

Conference Call Replay

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 44721

The telephone replay of the call will be available later in the day on March 31, 2022, continuing through April 14, 2022. A replay will also be available at the webcast link under “Presentations” in the “Investor” section of the Company’s website until March 31, 2023.

About Presidio Property Trust

Presidio is an internally managed, diversified REIT with holdings in model home properties which are triple-net leased to homebuilders, office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located primarily in Texas and Florida. Our office, industrial and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. While geographical clustering of real estate enables us to reduce our operating costs through economies of scale by servicing a number of properties with less staff, it makes us susceptible to changing market conditions in these discrete geographic areas, including those that have developed as a result of COVID-19. Presidio is also the sponsor of the Special Purpose Acquisition Company (SPAC) Murphy Canyon Acquisition Corp. (MURFU), which currently holds approximately $140 million in trust. Murphy Canyon Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The SPAC intends to focus on companies in the real estate industry, including construction, homebuilding, real estate owners and operators, arrangers of financing, insurance, and other services for real estate, and adjacent businesses and technologies targeting the real estate space with an aggregate combined enterprise value of approximately $300 million to $1.2 billion. For more information on Presidio, please visit the Company’s website at https://www.PresidioPT.com

Definitions

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The Company evaluates performance based on Funds From Operations, which we refer to as FFO, as management believes that FFO represents the most accurate measure of activity and is the basis for distributions paid to equity holders. The Company defines FFO as net income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of property, hedge ineffectiveness, acquisition costs of newly acquired properties that are not capitalized and lease acquisition costs that are not capitalized plus depreciation and amortization, including amortization of acquired above and below market lease intangibles and impairment charges on properties or investments in non-consolidated REITs, and after adjustments to exclude equity in income or losses from, and, to include the proportionate share of FFO from, non-consolidated REITs.

However, because FFO excludes depreciation and amortization as well as the changes in the value of the Company’s properties that result from use or market conditions, each of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in fair value of contingent consideration and the amortization of stock-based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Except as required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “ Risk Factors” section of the Company’s documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contacts:

Presidio Property Trust, Inc.

Lowell Hartkorn, Investor Relations

LHartkorn@presidiopt.com

Telephone: (760) 471-8536 x1244

Presidio Property Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2021	2020

ASSETS
Real estate assets and lease intangibles:
Land	$21,136,379	$18,827,000
Buildings and improvements	119,224,375	115,409,423
Tenant improvements	12,752,518	11,960,018
Lease intangibles	4,110,139	4,110,139
Real estate assets and lease intangibles held for investment, cost	157,223,411	150,306,580
Accumulated depreciation and amortization	(30,589,969)	(26,551,789)
Real estate assets and lease intangibles held for investment, net	126,633,442	123,754,791
Real estate assets held for sale, net	11,431,494	42,499,176
Real estate assets, net	138,064,936	166,253,967
Cash, cash equivalents and restricted cash	14,702,089	11,540,917
Deferred leasing costs, net	1,348,234	1,927,951
Goodwill	2,423,000	2,423,000
Other assets, net	4,658,504	3,422,781
TOTAL ASSETS	$161,196,763	$185,568,616
LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$87,324,319	$94,664,266
Mortgage notes payable related to properties held for sale, net	1,535,513	25,365,430
Mortgage notes payable, total net	88,859,832	120,029,696
Note payable, net	—	7,500,086
Accounts payable and accrued liabilities	4,585,036	5,126,199
Accrued real estate taxes	1,940,913	2,548,686
Dividends payable preferred stock	179,685	—
Lease liability, net	75,547	102,323
Below-market leases, net	73,130	139,045
Total liabilities	95,714,143	135,446,035
Commitments and contingencies (Note 9)
Equity:
Series D Preferred Stock, $0.01 par value per share; 1,000,000 shares authorized; 920,000 and 0 shares issued and outstanding (liquidation preference $25.00 per share) as of December 31, 2021 and December 31, 2020, respectively	9,200	—
Series A Common Stock, $0.01 par value per share, shares authorized: 100,000,000; 11,599,720 shares and 9,508,363 shares were issued and outstanding at December 31, 2021 and December 31, 2020, respectively	115,997	95,038
Additional paid-in capital	186,492,012	156,463,146
Dividends and accumulated losses	(130,947,434)	(121,674,505)
Total stockholders’ equity before noncontrolling interest	55,669,775	34,883,679
Noncontrolling interest	9,812,845	15,238,902
Total equity	65,482,620	50,122,581
TOTAL LIABILITIES AND EQUITY	$161,196,763	$185,568,616

Presidio Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Year Ended December 31,
	2021	2020
Revenues:
Rental income	$18,420,257	$23,444,119
Fees and other income	810,852	907,673
Total revenue	19,231,109	24,351,792
Costs and expenses:
Rental operating costs	6,183,189	8,818,283
General and administrative	6,225,510	5,751,754
Depreciation and amortization	5,397,498	6,274,321
Impairment of real estate assets	608,000	1,730,851
Total costs and expenses	18,414,197	22,575,209
Other income (expense):
Interest expense-mortgage notes	(4,542,712)	(6,097,834)
Interest expense - note payable	(279,373)	(2,715,233)
Interest and other income (expense), net	(3,417)	(20,636)
Gain on sales of real estate, net	2,487,528	1,245,460
Gain on extinguishment of government debt	10,000	451,785
Deferred offering costs	—	(530,639)
Income tax credit (expense)	47,620	(370,884)
Total other income (expense), net	(2,280,354)	(8,037,981)
Net loss	(1,463,442)	(6,261,398)
Less: Income attributable to noncontrolling interests	(2,162,140)	(1,412,507)
Net loss attributable to Presidio Property Trust, Inc. stockholders	$(3,625,582)	$(7,673,905)
Less: Preferred Stock Series D dividends	(1,173,948)	—
Net loss attributable to Presidio Property Trust, Inc. common stockholders	$(4,799,530)	$(7,673,905)
Net loss per share attributable to Presidio Property Trust, Inc. common stockholders:
Basic & Diluted	$(0.46)	$(0.85)
Weighted average number of common shares outstanding - basic and diluted	10,340,975	9,023,914

Presidio Property Trust, Inc. and Subsidiaries

Reconciliation of Net Income to FFO and Core FFO

(Unaudited)

	For the Years Ended
	12/31/2021	12/31/2020
Net (loss) income attributable to Presidio Property Trust, Inc. common stockholders	$(4,799,530)	$(7,673,905)
Adjustments:
Income attributable to noncontrolling interests	2,162,140	1,412,507
Depreciation and amortization	5,397,498	6,274,321
Amortization of above and below market leases, net	(18,139)	(120,204)
Impairment of real estate assets	608,000	1,730,851
Loss (gain) on sale of real estate assets, net	(2,487,528)	(1,245,460)
FFO	$862,441	$378,110
Restricted stock compensation	1,614,228	1,105,272
Core FFO	$2,476,669	$1,483,381

Weighted average number of common shares outstanding - basic and diluted	10,340,975	9,023,914

Core FFO / Wgt Avg Share	$0.24	$0.16

Presidio Property Trust, Inc. and Subsidiaries

Same Store Net Operating Income - Commercial Properties

(Unaudited)

	For the Years Ended December 31,		Variance
	2021	2020		%
Rental revenues	$14,920,335	$14,981,535	$(61,200)	(0.4)%
Rental operating costs	6,173,340	6,162,440	10,900	0.2%
Same Store Net operating income	$8,746,995	$8,819,095	$(72,100)	0.9%

Operating Ratios:
Number of same properties	11	11
Occupancy, end of period	83.9%	86.7%		(2.7)%
Operating costs as a percentage of total revenues	41.4%	41.1%		0.2%